Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-262531, No. 333-268550 and No. 333-280688) of FinWise Bancorp and Subsidiaries (the “Company”), of our report dated March 26, 2025, relating to the consolidated financial statements of the Company (which report expresses an unqualified opinion), appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2024.

/s/ Moss Adams LLP

Everett, Washington
March 26, 2025